UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2020

POLARIS INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-11411	41-1790959
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Highway 55
Medina, Minnesota 55340
(Address of principal executive offices)
(Zip Code)

(Registrant’s telephone number, including area code) (763) 542-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value per share	PII	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Executive Officer

On December 22, 2020, Polaris Inc. (the “Company”) announced that Michael Speetzen, Polaris’ Executive Vice President and Chief Financial Officer, has been appointed by the Board of Directors of the Company (the “Board”) to serve as Interim Chief Executive Officer of the Company, effective January 1, 2021 until a permanent successor is appointed.

Mr. Speetzen, 51, joined Polaris in August 2015 as executive vice president, Finance and Chief Financial Officer. Prior to joining Polaris, Mr. Speetzen was senior vice president and CFO of Xylem, Inc. since 2011, when the Company was formed from the spinoff of the water businesses of ITT Corporation. He joined ITT in 2009. Mr. Speetzen was responsible for the financial planning, accounting, controls, treasury, M&A activity, investor relations and strategy of Xylem Inc. Prior to joining ITT, he served as executive vice president and CFO for the StandardAero Company owned by the private equity firm Dubai Aerospace Enterprise. Previously, he held positions of increasing responsibility in the finance functions at Honeywell and General Electric. Mr. Speetzen currently serves on the Board of Directors of Pentair. Mr. Speetzen earned his Master of Business Administration from Thunderbird School of Global Management at Arizona State University and his Bachelor’s Degree in management from Purdue.

Appointment of Interim Chief Financial Officer

In connection with the appointment of Mr. Speetzen as Interim Chief Executive Officer, on December 22, 2020, the Company announced that the Board appointed Robert P. Mack to serve as Interim Chief Financial Officer, effective January 1, 2021 and until a permanent successor is appointed.

Mr. Mack, 51, joined Polaris in April 2016 as senior vice president of Corporate Development and Strategy, and president of Adjacent Markets. Prior to joining Polaris, Mr. Mack was vice president, Corporate Development for Ingersoll Rand. In that role he had global responsibility for its acquisition and divestiture activities. With Ingersoll Rand for 20 years, Mr. Mack held a variety of sales, financial, M&A, and operational positions with the Company. Mr. Mack currently serves on the Board of Directors of West Marine and is chairman of the Audit Committee. He received his Master of Business Administration from Duke University and his Bachelor of Business Administration from Siena College, and is a certified public accountant (inactive).

Compensation Related Matters

While serving as Interim Chief Executive Officer, Mr. Speetzen will receive an additional monthly cash stipend of $30,000 (which will be included for purposes of calculating any payout under the Company’s Senior Executive Annual Incentive Plan). In addition, in connection with his appointment as Interim Chief Executive Officer, Mr. Speetzen will receive restricted stock units valued at $3,000,000, which will be granted in January 2021.

While serving as Interim Chief Financial Officer, Mr. Mack will receive an additional monthly cash stipend of $15,000 (which will be included for purposes of calculating any payout under the Company’s Senior Executive Annual Incentive Plan). In addition, in connection with his appointment as Interim Chief Financial Officer, Mr. Mack will receive restricted stock units valued at $1,500,000, which will be granted in January 2021.

The number of restricted stock units granted to each of Mr. Speetzen and Mr. Mack will be calculated based on the closing stock price of Company common stock on the date of grant. The restricted stock unit grants will vest one-half on the first anniversary of the grant date and one-half on the second anniversary, or immediately upon death, disability, or upon under certain circumstances that qualify Mr. Speetzen or Mr. Mack to receive severance under their respective severance agreements.

Extension of Option Exercise Period

Scott Wine, the Company’s current Chief Executive Officer, was previously granted non-qualified stock option agreements on January 30, 2013, January 27, 2016, January 25, 2017, and January 30, 2019 (the “Stock Options”), each of which is currently in the money and required to be exercised within 30 days of his separation from the Company. The Compensation Committee of the Board approved the extension of the exercise period for the Stock Options until February 27, 2021.

A copy of the Company’s press release announcing the interim appointments is furnished as Exhibit 99.1 and is attached to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated December 22, 2020 of Polaris Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	December 22, 2020

POLARIS INC.

/s/ Lucy Clark Dougherty
Lucy Clark Dougherty
Senior Vice President, General Counsel, Chief
Compliance Officer, and Secretary

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